EXHIBIT 21

Subsidiaries of Registrant

(As of December 31, 2004)

State or Jurisdiction of
Name	Incorporation or Organization

Douglas Insurance Agency, Inc.	Michigan

Flagstar Bank, fsb	Federally Chartered

Flagstar Commercial Corporation	Michigan

Flagstar Credit Corporation	Michigan

Flagstar Investment Group, Inc.	Michigan

Flagstar Statutory Trust II	Connecticut

Flagstar Statutory Trust III	Delaware

Flagstar Statutory Trust IV	Delaware

Flagstar Statutory Trust V	Delaware

Flagstar Title Insurance Agency, Inc.	Michigan